Exhibit 99
August 25, 2005
HELMERICH & PAYNE NEW-BUILD FLEXRIG® CONTRACTS INCREASE TO TWENTY-FIVE
     Helmerich & Payne, Inc. announced today that separate agreements have been reached with two exploration and production companies to operate one new FlexRig4 and two new FlexRig3s. The agreements each contain minimum terms of three years with rig construction costs of approximately $11 million for the FlexRig4 and $14 million for each FlexRig3. The rigs are scheduled to be delivered during the summer months of 2006. Other terms and customer names were not disclosed.
     The new rig contracts are the 23rd, 24th and 25th new-builds announced by Helmerich & Payne in the last five months, all with three-year terms at attractive dayrates and financial returns.
     Company President and CEO, Hans Helmerich commented, “There continues to be interest on the part of exploration and production companies to lock in rig availability for newer, more efficient drilling rigs with the latest and safest technology. Additionally, the long-term contracts and attractive financial returns reflect a differentiated offering in our markets.”
     The Company also announced that it has signed a contract to activate an offshore platform rig (H&P Rig 100), thereby increasing the total active offshore rig count to eight out of an available fleet of 11.
     Helmerich & Payne, Inc. (HP/NYSE) is a contract drilling company that owns 90 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, and 27 rigs located in South America, for a total of 128 rigs. Included in the total fleet of 128 rigs are 50 H&P-designed and operated FlexRigs.
     The information disclosed herein includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Helmerich & Payne in its Form 10-K filed with the Securities and Exchange Commission on December 13, 2004. As a result of these factors, the Company’s actual results may differ materially from those indicated or implied by such forward-looking statements.
*FlexRig® is a registered trademark of Helmerich & Payne, Inc.
Contact: Doug Fears
(918) 588-5208
###